                                                             EXHIBIT NO. 99.8(b)


                    MASSACHUSETTS GOVERNMENT SECURITIES FUND

               500 Boylston Street - Boston - Massachusetts 02116

                                                             As of April 1, 2003

MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116

Dear Sir/Madam:

      This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 1, 1985, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

      Please indicate your acceptance of the foregoing by signing below.

                                                Sincerely,

                                                MASSACHUSETTS GOVERNMENT
                                                SECURITIES FUND




                                            By: RICHARD M. HISEY
                                                -------------------------------
                                                Richard M. Hisey
                                                Treasurer

Accepted and Agreed:

MFS SERVICE CENTER, INC.



By: ROBERT J. WHELAN
    ----------------
    Robert J. Whelan
    Treasurer

                                                                    ATTACHMENT 1
                                                             As of April 1, 2003


                          EXHIBIT B TO THE SHAREHOLDER
                        SERVICING AGENT AGREEMENT BETWEEN
                        MFS SERVICE CENTER, INC. ("MFSC")
            AND MASSACHUSETTS GOVERNMENT SECURITIES FUND (THE "FUND")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.11% of the average daily net assets of the Fund, subject to applicable performance-related adjustments.